Exhibit 99.1

Shineco, Inc. Enters into Strategic Cooperation Agreement with Western Xinjiang Tiansheng Agricultural Development Co., Ltd.

BEIJING, Nov. 16, 2017 /PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company"; NASDAQ: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural products, specialized textiles, and other health and well-being focused plant-based products in China, today announced that the Company, through its joint venture company, Xinjiang Shineco Taihe Agriculture Technology Ltd. ("Xinjiang Taihe"), has entered into a Strategic Cooperation Agreement (the "Agreement") with Western Xinjiang Tiansheng Agricultural Development Co., Ltd.("Xinjiang Tiansheng"), a leading nursery and agricultural company with extensive industry experience in Xinjiang, China. Xinjiang Tiansheng has the most advanced equipment on southern Xinjiang, 33 acres of modern all-glass greenhouse as well as 2,470 acres of planting land located in the Bosten Lake and Lotus Pool 5A scenic area.

Pursuant to the Agreement, Shineco intends to acquire 51% - 60% equity interest in Xinjiang Tiansheng's shares in exchange for consideration consisting of cash and Shineco's newly issued shares (amounting to no less than 14% of the equity interest of Shineco post acquisition), subject to a definitive agreement to be entered in by the parties. Both parties agree to expand strategic cooperation on upgrading nursery greenhouse, establishing a large-scale, mechanized, intelligent modern apocynum base as well as deepen related follow-up cooperation, such as building a National Apocynum Park along the 300 kilometers long Tarim River. The definitive Share Exchange and Acquisition Agreement is expected to be entered into before December 31, 2017.

The cooperation will allow Shineco to share Xinjiang Tiansheng's 20 years' experience of utilizing modern glass nursery greenhouse to serve apocynum planting and grafting. It is expected that the number of annual seedlings can reach 400 million, laying a solid foundation for cultivating seedlings and building modern farms. Also, the current 2,470 acres of planting land of Xinjiang Tiansheng's will be built into a large-scale, mechanized, intelligent modern apocynum base to improve the survival rate and production capacity of apocynum seedlings. By the greenhouse nursery transplant transplanting to outdoor hardening, survival rate can be increased 4 times up to 95%.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, stated, "This strategic cooperation is another milestone of Shineco. The established greenhouse nursery base will cultivate 600 million apocynum plants each year, which can meet the needs of our production. If breeding in February and make nurseries in April next year, the 600 million apocynum plants could be sold at RMB 300 million with a net profit over 45%."

Mr. Zhang continued, "Xinjiang Tiansheng is a leading nursery and agricultural company and experiencing significant growth backed by of its obvious geographical planting advantages, which will become great asserts for the future development of Shineco. We believe adding Xinjiang Tiansheng's capabilities and advantage to our operation and technology infrastructure will allow us to continue to innovate for our customers as the markets evolve. We are extremely excited about the opportunities ahead for this cooperation."

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a Delaware holding company that uses its subsidiaries' and variable interest entities' vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit  www.tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:
Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com